UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2011 (August 16, 2011)

RED MOUNTAIN RESOURCES, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-164968	27-1739487
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2515 McKinney Avenue, Suite 900, Dallas, Texas		75201
(Address of Principal Executive Offices)		(Zip Code)

(720) 204-1013
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 3.02	Unregistered Sales of Equity Securities

The information included in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 of this Current Report on Form 8-K to the extent required.

Item 8.01	Other Events.

On August 16, 2011, Red Mountain Resources, Inc. (the “Company”) acquired a 100% working interest in the “Martin Lease” in exchange for 320,000 shares of the Company’s common stock.  The Company also acquired a 100% working interest with a 75% net revenue interest in the “Shafter Lake Lease” for $250,000 and 250,000 shares of the Company’s common stock.  The Martin Lease is 320 gross/net acres located in Andrews County, Texas. The Martin Lease is held by production and is for all rights 5,000 feet and below the surface of the land.  The target horizons associated with the Martin Lease are the Clearfork and Wichita Albany formations.   The Shafter Lake Lease is approximately 185 gross/net acres located in Andrews County, Texas.  The Shafter Lake Lease is held by production and is for all rights from surface to 4,250 feet below the surface of the land.  The target horizons associated with the Shafter Lake Lease are the Grayburg and San Andrus formations.

On August 16, 2011, the Company also entered into a stock purchase and sale agreement pursuant to which the Company acquired 218,535 shares of common stock of Cross Border Resources, Inc. in exchange for the issuance of 273,169 shares of the Company’s common stock.

The issuances of the shares of the Company’s common stock described above were made on a private placement basis and were exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2011	RED MOUNTAIN RESOURCES, INC.

By: /s/ Alan W. Barksdale Alan W. Barksdale Chief Executive Officer

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